Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc.

Elects RV Industry Veteran Thomas Faludy to its Board of Directors

MORGAN HILL, Calif., November 18, 2013– The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today announced the election of RV industry veteran Thomas (Tom) Faludy to the Company’s Board of Directors.

Tom Faludy has more than 30 years of experience in the recreational vehicle industry, including serving as a board member of the Recreational Vehicle Industry Association (RVIA). He recently completed a more than 20 year career with Scott Fetzer Co., a Berkshire-Hathaway company that manufactures a broad range of consumer, medical and industrial products, including RV products. At Scott Fetzer, Faludy rose from the ranks as head of sales and marketing for its Carefree of Colorado division, to become president of that division. In 2004, Faludy was appointed Vice President Group and Corporate Development of Scott Fetzer Co. and in 2008 was promoted to Executive Vice President of Scott Fetzer Co., with responsibility for 10 of its operating divisions, plus mergers and acquisition. In 2011, following his retirement from Scott Fetzer Co., Faludy formed TGF Enterprises, a management advisory and strategic planning firm. In 2006, RV Business, a leading industry publication, named him one of the “100 Most Influential Executives in the 100 Year History of the RV Industry,” and he has been inducted into the RV/MH Hall of Fame. Additionally, Faludy serves in advisory and board positions for Jayco Inc., an RV manufacturer, the Ryan Group of Companies of Australia, a multi-division conglomerate with manufacturing and distribution operations, and LMS Inc. a manufacturer of residential outdoor products and equipment marketed under the Cal Spas brand name, all of which are private companies.

“Tom Faludy brings a combination of exceptional RV industry knowledge and remarkable senior management experience to our Board,” said Coast’s Chief Executive Officer, Jim Musbach. “With his background and experience, Tom will be an excellent resource for Coast, particularly as the Company continues its focus on strategic initiatives to build a stronger distribution network and increase sales of our proprietary products.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

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Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Renee Ketels, Senior Associate

Lambert, Edwards & Associates

313-309-9500/rketels@lambert-edwards.com

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